FIRST AMENDMENT
TO THE
INTERNATIONAL TRANSMISSION COMPANY
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

The International Transmission Company Executive Supplemental Retirement Plan as adopted and effective December 1, 2008 (the “Plan”), is hereby amended and restated pursuant to the amendment power reserved in Section 10.01 of the Plan, effective as of the date set for below:

1.    Section 2.09 of the Plan is restated in its entirety, to read as follows:

“2.09. “Committee” means the Compensation Committee of the Board. The Committee is responsible for the administration of the Plan and may delegate such administrative responsibilities under this Plan.”

2.    Section 4.01 of the Plan is restated in its entirety, to read as follows:

“4.01.    Establishment of Accounts. The Committee shall establish a hypothetical bookkeeping Account for each Participant. The initial value of a Participant's Account shall be zero. Compensation Credits shall be credited to a Participant's Account as of the last business day of the Plan Year. The Participant's Account at the end of the first Plan Year in which the Participant commences participation in the Plan shall equal the Compensation Credit for the Participant for that Plan Year, less the “Special Employer Contribution” (if any) made with respect to the Participant under Section 5.02 of the International Transmission Company Retirement Plan. Further, the Committee may in its discretion determine that a Participant, at the time such executive is designated as a Participant under the Plan or at any time thereafter, be granted additional Compensation Credits that shall be credited to the Participant's Account hereunder.

In all subsequent years, the Participant's Account shall be recalculated at the end of each Plan Year, and shall equal the sum of the following:

(a)    the prior Plan Year's ending balance of the Account; plus

(b)    the Investment Credit on the prior Plan Year's ending Account balance; plus

(c)    the Compensation Credit for the Participant for the current Plan Year, less the “Special Employer Contribution” (if any) made with respect to the Participant under Section 5.02 of the International Transmission Company Retirement Plan.

3.    Section 6.01 of the Plan is restated in its entirety, to read as follows:

“6.01.     General. A Participant shall vest 20% per Anniversary Year in his or her Account. There is no partial vesting for a portion of an Anniversary Year. A Participant's vested percentage in his or her Account shall equal the product of (i) 20% and (ii) the Participant's number of Anniversary Years as of the date of his or her termination of employment. Participants shall not receive credit for service with the DTE Energy Company. Further, the Committee may in its discretion determine that a Participant, at the time such executive is designated as a Participant under the Plan or at any time thereafter, be credited with additional periods of service that shall be counted as Anniversary Year(s) hereunder.

If a Participant terminates employment with the Company or a Subsidiary or Affiliate prior to becoming 100% vested under Section 6.01, the Participant's Vested Account shall be distributed in accordance with Section 5 and the nonvested portion of the Account shall be forfeited.”

4.    Section 9.03 of the Plan is restated in its entirety, to read as follows:

“9.03    Right to Accelerate for Certain Tax Payments. In the event a Participant becomes subject to Federal Insurance Contributions Act taxes from the Internal Revenue Service (“IRS”), or to any federal, state or local income taxes related thereto, which treats any amount payable to Participant under this Plan as taxable for such purpose prior to the actual payment of such amount to Participant, the Company may pay an amount equal to such taxes to or on behalf of Participant. Further, in the event Participant becomes subject to taxes because of any amount payable to Participant under this Plan becoming includible in his gross income prior to the actual payment of such amount to Participant due to the failure of this Plan to meet the requirements of Code Section 409A, and the rules and regulations promulgated thereunder, the Company may pay an amount equal to such taxes to or on behalf of Participant. Thereafter, any amounts payable to the Participant under this Plan shall be reduced accordingly by an amount equal to all such payments by the Company, so long as the Committee determines that the reduction of such amount will not result in additional taxes being imposed on Participant under Code Section 409A.”

IN WITNESS WHEREOF, ITC Holdings Corp. has caused this First Amendment to be executed as of this 16th day of May, 2013, effective as of June 1, 2013.

ITC HOLDINGS CORP.

By: /s/Linda H. Blair
Linda H. Blair

Title: Executive Vice President and Chief Business Officer